EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-157276, 333-172596, 333-174983, 333-183617, 333-198757, 333-213407 and 333-225865) on Form S-8 of Flotek Industries, Inc. and subsidiaries of our report dated March 29, 2019, with respect to the statements of net assets available for benefits of Flotek Industries, Inc. 2012 Employee Stock Purchase Plan as of December 31, 2018 and 2017 and the related statements of changes in net assets available for benefits for the years then ended, appearing in this Annual Report (Form 11-K) of Flotek Industries, Inc. 2012 Employee Stock Purchase Plan.

/s/ Moss Adams LLP

Denver, Colorado
March 29, 2019